                                   EXHIBIT 12

                    Statement Regarding Computation of Ratios

The following formulas were used to calculate the ratios in the Selected Financial Data for the years ended December 31, 2001, 2000, 1999, 1998 and 1997, included in this report as Exhibit 13.

(Calculation)
Net Income/Weighted average shares of common stock outstanding for the period = Earnings Per Share.

                                               December 31,
                     --------------------------------------------------------------
                        2001         2000         1999         1998         1997
                     ----------   ----------   ----------   ----------   ----------
Net income           $2,944,565   $3,282,921   $3,018,327   $2,915,961   $3,005,462

Weighted Average
Shares Outstanding      696,674      704,498      705,331      666,779      665,215

Per Share Amount     $     4.23   $     4.66   $     4.28   $     4.37   $     4.52

Cash dividends/Average
Shares Outstanding =
Cash dividends declared
Per share

                                                     December 31,
                             --------------------------------------------------------
                                2001         2000        1999       1998       1997
                             ----------   ----------   --------   --------   --------
Cash dividends               $1,113,627   $1,020,487   $881,664   $718,882   $611,412

Average shares outstanding      696,017      703,784    705,331    684,650    664,578

Per Share Amount             $     1.60   $     1.45   $   1.25   $   1.05   $    .92

Shareholders' Equity/Shares
Outstanding at period end =
Book Value per share

                                                   December 31,
                       -------------------------------------------------------------------
                          2001          2000          1999          1998           1997
                       -----------   -----------   -----------   -----------   -----------
Shareholders' Equity   $33,037,452   $31,741,165   $28,916,718   $27,437,211   $22,157,609

Shares outstanding         693,287       702,548       705,331       705,331       661,900

Per Share Amount       $     47.65   $     45.18   $     41.00   $     38.90   $     33.48

Net Income/Average
Assets = Return on
Average Assets

                                               (In Thousands)
                                                 December 31,
                           ----------------------------------------------------
                             2001       2000       1999       1998        1997
                           --------   --------   --------   --------   --------

Net Income                 $  2,945   $  3,283   $  3,018   $  2,916   $  3,005

Average Assets             $268,265   $250,577   $234,279   $208,565   $193,923

Return on Average Assets       1.10%      1.31%      1.29%      1.40%      1.55%

Net Income/Average
Shareholders' equity =
Return on Average Equity

                                            (In Thousands)
                                             December 31,
                           -----------------------------------------------
                             2001      2000     1999      1998      1997
                           -------   -------   -------   -------   -------

Net Income                 $ 2,945   $ 3,283   $ 3,018   $ 2,916   $ 3,005

Average
Shareholders' Equity       $31,534   $29,893   $28,238   $23,615   $21,067

Return on Average Equity      9.34%    10.98%    10.69%    12.35%    14.26%

Cash dividends per share/
Net income per share =
Dividends Payout Ratio

                                           December 31,
                           ------------------------------------------
                            2001     2000     1999     1998     1997
                           ------   ------   ------   ------   ------

Cash dividends per share   $ 1.60   $ 1.45   $ 1.25   $ 1.05   $  .92

Net income per share       $ 4.23   $ 4.66   $ 4.28   $ 4.37   $ 4.52

Dividend Payout Ratio       37.83%   31.12%   29.21%   24.03%   20.35%

Average Equity/Average
Assets = Average Equity
To Average Assets

                                          (In thousands)
                                            December 31,
                       ----------------------------------------------------
                         2001       2000       1999       1998       1997
                       --------   --------   --------   --------   --------

Average
Shareholders' Equity   $ 31,534   $ 29,893   $ 28,238   $ 23,615   $ 21,067

Average Assets         $268,265   $250,577   $234,279   $208,565   $193,923

Average Equity to
 Average Assets           11.75%     11.93%     12.05%     11.32%     10.86%

Loans/Total deposits =
Loan to Deposit Ratio

                                           (In thousands)
                                             December 31,
                        ----------------------------------------------------
                          2001       2000       1999       1998       1997
                        --------   --------   --------   --------   --------

Total loans             $152,158   $151,800   $143,777   $137,891   $122,034

Total deposits          $237,971   $219,168   $201,738   $192,079   $163,809

Loan to Deposit Ratio      63.94%     69.26%     71.27%     71.79%     74.50%

Allowance for Loan Loss/
Total Loan = Allowance
To Total Loan Ratio

                                         (In thousands)
                                          December 31,
                     ----------------------------------------------------
                       2001       2000       1999       1998       1997
                     --------   --------   --------   --------   --------

Allowance            $  2,261   $  2,359   $  1,888   $  1,851   $  1,745

Total loans          $152,158   $151,800   $143,777   $137,891   $122,034

Allowance to total
Loan ratio               1.49%      1.55%      1.31%      1.34%      1.43%